Exhibit 99.1

Ocugen’s COVID-19 Vaccine Co-Development Partner, Bharat Biotech, Shares Second Interim Results demonstrating 100% Protection against Severe Disease including Hospitalization

•	Primary efficacy in the second interim analysis demonstrates COVAXIN to be 78% effective after the second dose in preventing COVID-19 in those without prior infection

•	Demonstrates 70% efficacy against asymptomatic COVID-19 infections; indicates potential to significantly reduce virus transmission

•	COVAXIN has been administered to several million people in India and is playing a critical role in combating the pandemic

MALVERN, PA, April 21, 2021 - Ocugen, Inc. (NASDAQ: OCGN), a biopharmaceutical company focused on discovering, developing, and commercializing gene therapies to cure blindness diseases and developing a vaccine to save lives from COVID-19, today announced that its co-development partner, Bharat Biotech, shared positive results of the second interim analysis of its Phase 3 study of COVAXIN, a whole virion inactivated COVID-19 vaccine candidate. COVAXIN demonstrated a vaccine efficacy in mild, moderate, and severe COVID-19 disease of 78% with efficacy against severe COVID-19 disease alone of 100%.

“We continue to be excited by the compelling second interim results of Bharat Biotech’s Phase 3 clinical trial. We believe that COVAXIN can help change the course of this pandemic by preventing severe COVID-19 disease including hospitalizations by 100% as well as significantly limit the spread of asymptomatic COVID-19 infections based on efficacy shown to date. We are dedicated to being a part of the solution to save lives from COVID-19 by bringing COVAXIN to the U.S. market. Based on a traditional vaccine platform that has a long-established safety profile, we believe COVAXIN is an important tool to add to our national arsenal in ending the pandemic,” said Dr. Shankar Musunuri, Chairman of the Board, Chief Executive Officer, and Co-founder of Ocugen.

“The safety and efficacy demonstrated by COVAXIN is remarkable because of the prevalence of several variants of the coronavirus circulating at the time of the trial. This vaccine is based on a proven technology platform and the company plans to consider clinical development in special populations such as children,” said Dr. Bruce Forrest, member of the vaccine scientific advisory board of Ocugen.

Second Interim Phase 3 Results as Reported by Bharat Biotech

Bharat Biotech’s Phase 3 clinical trial enrolled 25,800 participants between 18-91 years of age in India, including 2,433 over the age of 60 and 4,500 with comorbidities. The primary endpoint of the Phase 3 clinical trial is based on the first occurrence of PCR-confirmed symptomatic (mild, moderate, or severe) COVID-19 with onset at least 14 days after the second study vaccination in serologically negative (to SARS-CoV-2) adult participants at baseline.

The second interim analysis is based on accruing more than 87 symptomatic cases of COVID-19. However, due to the recent surge in cases in India, 127 symptomatic cases were recorded, resulting in a point estimate of vaccine efficacy of 78% (95%CI: 61-88) against mild, moderate, and severe COVID-19 disease. The trial will be continuing to its pre-planned conclusion.

The efficacy against asymptomatic COVID-19 infection was 70%, based on a subgroup of approximately 8,000 participants who visited the clinical trial site each month for an RT-PCR test.

About COVAXIN

COVAXIN, India's COVID-19 vaccine by Bharat Biotech, is developed in collaboration with the Indian Council of Medical Research (ICMR) - National Institute of Virology (NIV). COVAXIN is a highly purified and inactivated vaccine that is manufactured using a vero cell manufacturing platform with an excellent safety track record of more than 300 million doses supplied.

In addition to generating strong immune response against multiple antigens, COVAXIN has been shown to generate memory T cell responses, for its multiple epitopes, indicating longevity and a rapid antibody response to future infections. With published data demonstrating a safety profile superior to available data for several other vaccines, COVAXIN is packaged in multi-dose vials that can be stored at 2-8⁰C.

About Ocugen, Inc.

Ocugen, Inc. is a biopharmaceutical company focused on discovering, developing, and commercializing gene therapies to cure blindness diseases and developing a vaccine to save lives from COVID-19. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with one drug – “one to many” and our novel biologic product candidate aims to offer better therapy to patients with underserved diseases such as wet age-related macular degeneration, diabetic macular edema, and diabetic retinopathy. We are co-developing Bharat Biotech’s COVAXIN™ vaccine candidate for COVID-19 in the U.S. market. For more information, please visit www.ocugen.com.

About Bharat Biotech

Bharat Biotech has established an excellent track record of innovation with more than 145 global patents, a wide product portfolio of more than 16 vaccines, 4 bio-therapeutics, registrations in more than 123 countries, and the World Health Organization (WHO) Pre-qualifications. Located in Genome Valley in Hyderabad, India, a hub for the global biotech industry, Bharat Biotech has built a world-class vaccine & bio-therapeutics, research & product development, Bio-Safety Level 3 manufacturing, and vaccine supply and distribution.

Having delivered more than 4 billion doses of vaccines worldwide, Bharat Biotech continues to lead innovation and has developed vaccines for influenza H1N1, Rotavirus, Japanese Encephalitis, Rabies, Chikungunya, Zika, and the world’s first tetanus-toxoid conjugated vaccine for Typhoid. Bharat’s commitment to global social innovation programs and public-private partnerships resulted in introducing path-breaking WHO pre-qualified vaccines BIOPOLIO®, ROTAVAC®, and Typbar TCV® combatting polio, rotavirus, typhoid infections, respectively. The acquisition of the rabies vaccine facility, Chiron Behring, from GlaxoSmithKline (GSK) has positioned Bharat Biotech as the world's largest rabies vaccine manufacturer. To learn more about Bharat Biotech, visit www.bharatbiotech.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such forward-looking statements include information about qualitative assessments of available data, potential benefits, expectations for clinical trials, and anticipated timing of clinical trial readouts and regulatory submissions. This information involves risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as risks associated with preliminary and interim data (including the Phase 3 interim data that is the subject of this release), including the possibility of unfavorable new clinical trial data and further analyses of existing clinical trial data; the risk that clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when data from Bharat Biotech’s clinical trials will be published in scientific journal publications and, if so, when and with what modifications; whether the U.S. Food and Drug Administration (FDA) will be satisfied with the design of and results from preclinical and clinical studies of COVAXIN, which have been conducted by Bharat Biotech in India; whether and when any biologics license and/or emergency use authorization applications may be filed in the United States for COVAXIN; whether and when any such applications may be approved by the FDA; decisions by the FDA impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of COVAXIN in the United States, including development of products or therapies by other companies. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, after the date of this press release.

Ocugen Contact:
Ocugen, Inc.
Sanjay Subramanian
CFO and Head of Corp. Dev.
IR@Ocugen.com

Media Contact:
LaVoieHealthScience
Lisa DeScenza
ldescenza@lavoiehealthscience.com
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